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                                                                      EXHIBIT 12

                       HAYES LEMMERZ INTERNATIONAL, INC.

                        RATIOS OF EARNINGS TO FIXED CHARGES

                                    (UNAUDITED)

                        (MILLIONS OF DOLLARS EXCEPT RATIOS)

                                               YEAR           YEAR           YEAR           YEAR           YEAR
                                               ENDED          ENDED          ENDED          ENDED          ENDED
                                            JANUARY 31,    JANUARY 31,    JANUARY 31,    JANUARY 31,    JANUARY 31,
                                               1994           1995           1996           1997           1998
                                            -----------    -----------    -----------    -----------    -----------
Earnings:
  Earnings (loss) before taxes on income
     and minority interest..............       $42.2          $49.9          $46.2         $(102.0)       $ 55.1
Interest expense:
  Bank borrowings and long-term debt....        13.6           13.4           15.0            48.5          90.4
Rentals(1)..............................         1.0            2.0            2.6             4.6           5.7
                                               -----          -----          -----         -------        ------
Earnings before interest expense, taxes
  on income and minority interest.......       $56.8          $65.3          $63.8         $ (48.9)       $151.2
                                               =====          =====          =====         =======        ======
Fixed charges:
  Bank borrowings and long-term debt....       $13.6          $13.4          $15.0         $  48.5        $ 90.4
  Rentals(1)............................         1.0            2.0            2.6             4.6           5.7
                                               -----          -----          -----         -------        ------
     Total fixed charges................       $14.6          $15.4          $17.6         $  53.1        $ 96.1
                                               =====          =====          =====         =======        ======
Ratio of earnings to fixed charges......        3.89           4.24           3.63           (0.92)         1.57
                                               =====          =====          =====         =======        ======
Coverage deficiency on fixed charges....         N/A            N/A            N/A           102.0           N/A
                                               =====          =====          =====         =======        ======

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(1) Estimated interest component of rent expense.